Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

TALLGRASS MLP, LP

The undersigned, desiring to amend the Certificate of Limited Partnership of Tallgrass MLP, LP (the “Partnership”) pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, does hereby certify as follows:

FIRST: The name of the Partnership is Tallgrass MLP, LP.

SECOND: Paragraph First of the Certificate of Limited Partnership is hereby amended as follows:

“FIRST. The name of the Partnership is Tallgrass Energy Partners, LP.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 7th day of February, 2013.

GENERAL PARTNER:

TALLGRASS MLP GP, LLC, its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer